Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264257 and No. 333-228722 ) and Form S-8 (No. 333-229684, No. 333-232984, No. 333-241694 and No. 333-263550) of Waitr Holdings Inc. (the “Company”), of our report dated April 17, 2023, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Denver, Colorado
April 17, 2023